SUPPLEMENT DATED JANUARY 31, 2005

TO PROSPECTUS SUPPLEMENT DATED JANUARY 25, 2005
(TO PROSPECTUS DATED JANUARY 25, 2005)

                                  $501,658,677
                                  (APPROXIMATE)

                       MASTR ALTERNATIVE LOAN TRUST 2005-1
                                    (ISSUER)

                MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.
                                   (DEPOSITOR)

                         UBS REAL ESTATE SECURITIES INC.
                                  (TRANSFEROR)

                             WELLS FARGO BANK, N.A.
                    (MASTER SERVICER AND TRUST ADMINISTRATOR)

                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-1

The prospectus supplement dated January 25, 2005 to the prospectus dated January 25, 2005 with respect to the above captioned series is hereby amended as follows:


1. The table on page S-5 is amended for the Class 7-A-1 and Class 7-A-2 Certificates to read as follows:

--------------------------------------------------------------------------------------------------------------------------
Class 7-A-1......  $ 40,000,000      6.500%        Super Senior,      Fixed Rate          AAA                AAA
                                                   Pass-Through
--------------------------------------------------------------------------------------------------------------------------
Class 7-A-2......  $ 1,200,000       6.500%        Senior Support,    Fixed Rate          AAA                AAA
                                                   Pass-Through
--------------------------------------------------------------------------------------------------------------------------

2. The following paragraph is inserted as the second paragraph under "SUMMARY--Credit Enhancement--Subordination" on page S-14:

         In addition, after the date on which the aggregate principal balance of the Group B subordinate certificates has been reduced to zero, losses (other than certain excess losses as described under "Description of the Offered Certificates--Allocation of Losses" in this prospectus supplement) allocated to the Class 7-A-1 certificates will be borne by the Class 7-A-2 certificates (in addition to other losses allocated to the Class 7-A-2 certificates) so long as the principal balance of the Class 7-A-2 certificates is greater than zero.

3. The fourth paragraph under "RISK FACTORS--The Credit Enhancement Features May Be Inadequate to Provide Protection for the Certificates" on page S-17 is hereby amended by inserting the following language at the end of such paragraph:

         Investors in the Class 7-A-2 certificates must be aware that certain losses allocated to the Class 7-A-1 certificates will be borne by the Class 7-A-2 certificates, in addition to other losses allocated to that class of certificates. The method of allocating these losses is described in this prospectus supplement under "Description of the Offered Certificates--Allocation of Losses."

4. The fourth paragraph under "DESCRIPTION OF THE OFFERED
CERTIFICATES--Allocation of Losses" on page S-44 is hereby amended by inserting the following language to the last line of such paragraph before the end of such sentence:

         ; provided, however, that the Class 7-A-2 certificates will also bear the principal portion of all Realized Losses (other than Excess Losses) allocable to the Class 7-A-1 certificates for so long as the Certificate Principal Balance of the Class 7-A-2 certificates is greater than zero





                               UBS INVESTMENT BANK